MASTER SERVICES AGREEMENT
BY AND BETWEEN
THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.
AND
MUFG UNION BANK, N.A.

This Master Services Agreement (the “Agreement”) is effective as of July 1, 2014 (the “Effective Date”) by and between The Bank of Tokyo-Mitsubishi UFJ, Ltd. (“BTMU”) acting through its branches, subsidiaries and other operations in the Americas, including through its principal U.S. branch with offices at 1251 Avenue of the Americas, New York, New York 10020, and MUFG Union Bank, N.A. (“MUB”), a national banking association with its main office at 400 California Street, San Francisco, CA 94104. MUB is a wholly-owned subsidiary of MUFG Americas Holdings Corporation (“MUAH”), a Delaware corporation and financial holding company which is wholly-owned by BTMU.

WITNESSETH:

WHEREAS, as part of the strategic business integration of BTMU operations in the Americas known internally as “Project Leones,” all of BTMU’s employees in the U.S., including those housed in a BTMU unit known as BTMU’s headquarters in the Americas (“HQA”), as of the Effective Date were migrated to MUB, while the legal structure of BTMU’s branches and operations in the U.S. remained in existence; and

WHEREAS, BTMU’s operations in the Americas require ongoing business and support services, and it is the intention of the parties to this Agreement to enter into a master services agreement providing for the provision of such services.

NOW THEREFORE, BTMU and MUB, in consideration of the foregoing and the covenants and agreements hereinafter set forth, do hereby agree regarding the provision of such services by MUB to BTMU, as follows:

Article I.    Services
1.01    From time to time, MUB shall perform and make available various business, banking, financial, and administrative and support services and facilities for BTMU in connection with the operation and administration of BTMU’s business (the “Services”), all as specified more fully in each of the service schedules (each, a “Schedule”) and all supporting exhibits incorporated by reference into a respective Schedule (each, an “Exhibit”), attached to this Agreement and incorporated by reference, as well as set forth in the related entries for each Service in that certain Transfer Pricing Catalog (the “Catalog”) described further below and incorporated by reference into this Agreement.
1.02    The parties may agree to the terms for any new Schedule, through execution of same, which such new Schedule shall be incorporated by reference into this Agreement. A model Schedule template is attached to this Agreement.
1.03    To the extent that the provisions of any Schedule conflict with the provisions of this Agreement, the provisions of the Agreement shall control. To the extent that any provisions on an Exhibit conflicts with the provisions of a Schedule, the provisions of the Schedule shall control. To the extent that any provisions of a Schedule conflict with the entries in the Catalog, the entries in the Catalog shall control.
1.04    In addition to the Schedules and the Catalog, the Booking Policy for MUAH, MUB and BTMU U.S. Operations (the “Booking Policy”), as it may change from time to time, is incorporated by reference into this Agreement and the respective Schedules. The Booking Policy was adopted by the respective Boards of MUB and MUAH and the BTMU Global Business Unit Chief Executive Officer to ensure that MUB employees acting on behalf of MUB, MUAH and BTMU are given sufficient direction, supervision and oversight on the booking strategy and procedures determined for MUAH, MUB and BTMU products and services offerings in the United States.

1.05    Further, that certain Assumption Agreement entered into as of July 1, 2014 between BTMU and MUB that provides that MUB shall perform on behalf of BTMU services formerly provided by BTMU’s HQA to MUFG and BTMU operations in the Americas (the “Assumption Agreement”) is fully incorporated by reference into this Agreement. In the event that the terms of the Assumption Agreement conflict with the terms of this Agreement, the terms of this Agreement shall control.
Article II. Fees and Out-of-Pocket Expenses
2.01    In consideration for MUB providing the Services to BTMU, BTMU shall pay to MUB market-based, arm’s-length pricing, incorporating such fees, costs and expenses described in this Agreement, and as further specified in the Schedules, along with the Exhibits, and related entries in the Catalog and as set forth in periodic invoices that shall be prepared by MUB and presented to BTMU for payment in the manner provided herein and in the Catalog. BTMU shall pay fees to MUB based on the applicable Services specified in the respective Schedules and itemized in the Catalog. Pricing may include, as appropriate, MUB’s reasonable direct and indirect costs (including allocated overhead, reasonable out-of-pocket expenses, the reasonable costs of consultants and other third party providers necessary to provide the Services) of providing the Services (“Costs”). Such pricing shall be reviewed periodically for accuracy in capturing the Services and against market conditions and industry standards on no less than an annual basis. The calculation and invoicing of such pricing shall be generally consistent with MUB’s policy on “Affiliate Transactions: Pricing Methods and Invoicing Procedures” or similar policy, as may be amended from time to time.
2.02    BTMU and MUB agree that they shall review on at least an annual basis the pricing for all Services and determine if an adjustment to the pricing is necessary. Such review may include industry benchmarking, as appropriate. The parties also agree that they shall work together to project the anticipated Costs for the upcoming year.
2.03    Unless otherwise specified in an applicable Schedule, payment of fees for the Services shall generally be made in the manner specified in the Catalog no later than thirty (30) days following the date of receipt by BTMU of an invoice from MUB. Such invoice shall include, but not be limited to, identification of the Services and the dates the Services were provided, along with, to the extent applicable, the unit cost of each of the Services provided, the volume of Services provided, the volume cost for each of the Services provided, and the total costs and expenses related to the Services for the period of time covered by the invoice. Upon reasonable request by BTMU, MUB shall provide additional requested information supporting the Costs invoiced.
2.04    BTMU shall reimburse MUB for reasonable out-of-pocket expenses, including travel and entertainment expenses, incurred through the performance of the Services in accordance with MUB’s own policy for reimbursement of business development expenses, and to the extent expense reimbursement policies are further specified for a particular Service, such will be referenced in the Catalog or other appropriate document.
2.05    In the event that in the course of reviewing Costs and expenses against invoices and payments, BTMU and/or MUB discover that MUB was not reimbursed for Services previously performed, BTMU shall promptly reimburse MUB.
2.06    To support compliance with Regulation W of the Federal Reserve Act , BTMU shall deposit in an earmarked bank account with MUB, subject to a security interest by MUB in the deposited funds, an amount equivalent to approximately two (2) months of average invoiced fees, as determined by Transfer Pricing Unit. The funds shall remain in the account for the term of this Agreement. The Transfer Pricing Unit shall assess the amount deposited against current invoices from time to time to determine if the funds deposited are sufficient. MUB may draw upon the deposited funds at any point if BTMU fails to pay the invoiced fees in a timely manner.
Article lII. Market Rates
BTMU and MUB each intend that the Services provided to BTMU by MUB pursuant to this Agreement shall be provided on terms and conditions and under circumstances that are at least as favorable as each could obtain from nonaffiliated companies. However, the parties acknowledge that some of the Services are not or may not be available from independent third parties. Accordingly, generally, the parties agree that such services shall be provided on an arm’s-length basis or other market pricing basis, consistent with Regulation W of the Federal Reserve Board and Section 482 of the Internal Revenue Code, which the parties acknowledge are intended to provide for general arm’s- length pricing, and consistent with other regulatory and taxing requirements. The parties further agree that if BTMU or MUB at any time provides written evidence to the other that any or all Services provided hereunder have been provided at a price that is not consistent with the terms of this Article, then the parties shall adjust the pricing going forward consistent with the intention of this Article. The parties further acknowledge and agree that an adjustment may be necessary to provide MUB with a pricing “floor” with respect to the revenue-based transactions it engages in on behalf of BTMU in the event of a catastrophic market disruption; such pricing floor will be set forth in the Catalog, upon approval by the Transfer Pricing Committee in consultation with the CEO and CFO for MUFG Americas, and will be adjusted from time to time to reflect changing market conditions.

Article IV. Catalog
4.01    The pricing related to each Schedule shall be determined by MUB’s Transfer Pricing Unit and entered into the Catalog. The Transfer Pricing Unit may enter into the Catalog as much detail with respect to Services performed under the respective Schedules as it deems necessary to document and determine appropriate transfer pricing for the Schedules. The Catalog, as it may be amended by the Transfer Pricing Unit from time to time, shall be deemed incorporated into this Agreement and form a part hereof.
4.02     Notwithstanding the modification, amendment, or supersession of any Catalog, that Catalog shall remain in effect with respect to all periods and transactions which were the subject thereof prior to the effective date of such modification, amendment, or supersession, unless the modification, amendment, or supersession of that Catalog shall expressly provide to the contrary.
Article V. Performance Standards
5.01    MUB shall use its reasonable best efforts to provide the Services to BTMU at a level of performance, including timeliness and accuracy, no less favorable than the level at which it provides comparable services for itself, and as may be further specified in the respective Schedules. MUB shall commit sufficient staff and management resources to produce a satisfactory performance of the Services. MUB management shall actively monitor the performance of the Services and escalate any issues or concerns up through MUB chain of command. MUB, as a regulated financial institution, will further comply with applicable regulations and internal controls in its performance of the Services.
5.02    The parties agreed to cooperate to resolve any issues with respect to the performance of the Services and promptly escalate issues of concern to their respective senior managers, who shall meet and confer to facilitate prompt resolution of any issues. In the event such escalation process does not result in resolution of issues, BTMU, if it has any remaining unresolved concerns about the manner in which the Services are being performed by MUB under a specific Schedule shall promptly notify MUB in writing of its concerns. MUB shall respond in writing to BTMU’s concerns within ten (10) business days of receiving BTMU’s notice, with its proposed plan for remediating the performance issues identified by BTMU. The plan shall be developed to BTMU’s reasonable satisfaction. MUB will remediate its performance in accordance with the plan within sixty (60) days of the plan’s acceptance by BTMU, or within such other period as specified by the plan. MUB’s failure to remediate its performance within such specified time period shall constitute grounds for BTMU to terminate the applicable Schedule for MUB’s material breach.
5.03    The parties agree to review MUB’s performance of the Services on at least a quarterly basis. MUB shall provide to BTMU reports and analyses with respect to its performance of the Services in such form and with such frequency as BTMU may reasonably request. MUB shall report regularly to the Executive Committee for the Americas (“ECA”) regarding the performance of the Services; the ECA, in turn, shall report regularly to MUAH’s and MUB’s Boards of Directors regarding the performance of the Services.

5.04    In the event that any client of BTMU expresses any complaints to MUB about MUB’s performance of the Services, for which the underlying concern surrounding the complaint is not promptly satisfied by MUB to the client’s satisfaction, MUB shall provide a written report to BTMU regarding such complaint.
Article VI. Further Obligations of the Parties
6.01    MUB shall deploy personnel with appropriate skills and expertise to perform the Services, using best efforts to retain personnel with appropriate character, disposition and honesty. MUB represents that it maintains, consistent with regulatory requirements, comprehensive hiring policies and procedures, which include, among other things, a background check for criminal convictions. MUB shall notify BTMU, to the extent permitted by law, of any act of dishonesty or breach of trust involving one of MUB’s employees or representatives.
6.02    MUB, in its discretion, may retain subcontractors, consultants, and affiliates to perform all or part of the Services related to any given Schedule on its behalf. All such subcontractors, consultants and affiliates shall be reviewed by MUB in accordance with its vendor management diligence procedures and shall bound by a written agreement specifying the scope of work and performance standards and committing them to other material terms of this Agreement, including its obligations with respect to protection of Confidential Information, as hereafter defined, employee background checks, insurance, data security and business continuity, among other provisions. MUB shall at all times remain fully responsible to BTMU for the supervision and actions of MUB’s subcontractors, consultants and affiliates performing Services on its behalf.
6.03    BTMU acknowledges that MUB as a regulated institution is required to maintain adequate insurance coverage, information security program, and business continuity plans, which MUB shall ensure include coverage of the Services. MUB, at BTMU’s request, shall provide copies of such policies, programs and plans, as well as other information reasonably requested by BTMU for BTMU to attain assurance of MUB’s ability to perform the Services.
6.04    BTMU shall cooperate with MUB in its performance of the Services by providing all information necessary or requested by MUB and responding promptly to additional MUB inquiries. The parties shall communicate regularly and cooperate at all times in attaining the satisfactory performance of the Services.
6.05    Each party shall designate contact persons as service managers (“Service Managers”) with respect to the Services provided with respect to each Schedule. The parties may provide to each other written notice of any change in their designated Service Managers. In addition, the parties shall provide to each other an escalation list of names and contact information for senior management responsible for the oversight and monitoring of the employees performing the Services.
6.06    MUB shall comply, and cause its employees, subcontractors and other representatives to comply, with all personnel, facility, safety and security rules and regulations and other instructions of BTMU when performing work at BTMU facilities. When accessing any BTMU system, MUB shall make commercially reasonable efforts to ensure that any computer, electronic or other technological components, instruments and features that MUB deploys in accessing and using BTMU systems shall not disrupt, damage or interfere with BTMU’s systems, networks or databases.
Article VII. Authorized Activities and Authorized Persons
7.01    BTMU recognizes that MUB, in furtherance of its performance of the Services hereunder, will from time to time be acting on behalf of and in the name of BTMU. BTMU hereby consents to MUB so acting as is reasonable and necessary to perform the Services and otherwise to carry out the purposes of this Agreement.
7.02    Certain MUB employees, who are also MUB officers, will serve as officers of BTMU at the request of MUB, their employer. These MUB employees shall be appointed by BTMU as officers of BTMU with authority to act on behalf of BTMU (“Dual Officers”) and shall have the authority to approve credits, execute contracts in the name of BTMU, engage in other activities and make other business decisions on behalf of BTMU. BTMU agrees and certifies that actions taken and decisions made by these Dual Officers are legally deemed to be actions taken and decisions made by BTMU because the Dual Officers are authorized by BTMU to act on its behalf in an officer capacity, subject to certain signing and delegated authorities. Their activities and decisions will be monitored and supervised by their senior managers (who shall also be Dual Officers) and ultimately by the senior leaders of the integrated business and support units (the “Single Leaders”, who also shall be Dual Officers), with overall supervision and management by the ECA (whose members may be Dual Officers and/or multi-hatted officers).
7.03    In addition, certain MUB employees may be designated by BTMU to act on behalf of BTMU under the intermediary authority permitted under Japanese law (each, an “Intermediary”), which authorizes a range of client-facing and other activities, but excludes execution of contracts and making final credit decisions on behalf of BTMU. BTMU agrees and certifies that the Intermediaries are authorized by BTMU to take specific actions in its name and on its behalf in performing the Services.
7.04    MUB shall at all times maintain and make available to BTMU at its request a list of the Dual Officers and Intermediaries who are currently performing Services on behalf of BTMU. MUB shall remove from such list and from the performance of the Services any MUB employee who MUB determines knowingly violated any laws and regulations applicable to BTMU. BTMU may request MUB to remove for cause specific MUB employees from the performance of the Services.
7.05    The Dual Officers and Intermediaries shall receive appropriate training related to their performance of the Services on the relevant laws and regulations applicable to BTMU, and as necessary, unique BTMU policies and procedures required for the performance of the Services to BTMU. The training of Dual Officers and Intermediaries shall be supplemented with additional training on an annual or more frequent basis, as necessary. In addition, MUB employees being supervised by such Dual Officers and/or “single-hat” MUB officers and assigned to perform certain general non-client facing Services shall be provided with appropriate training on the laws, regulations, policies and procedures applicable to MUB and, to the extent necessary, those applicable to BTMU.
Article VIII. Records; Cooperation with Auditors and Inspectors
8.01    Each party hereto shall maintain adequate books and records, and shall retain the original or copies as appropriate, of all documents relating to the Services. Each party hereto shall safeguard and maintain the confidentiality of its and the other parties’ books, records, documents, information, and data with the same degree of care with which such party safeguards and maintains the confidentiality of its own books, records, documents, information, and data.
8.02    MUB shall permit the inspection of books, records, documents, information, and data of BTMU maintained by MUB at all reasonable times and upon reasonable notice during business hours of MUB, by BTMU or its auditors or other representatives, including, without limitation, independent certified public accountants engaged by BTMU, or by state, federal or non-U.S. regulatory agencies with jurisdiction over BTMU, to permit BTMU’s compliance with reporting and disclosure requirements of such regulatory agencies. MUB shall cooperate with all such inspections by BTMU.
Article IX. Compliance with Laws and Regulation
9.01    BTMU and MUB will each comply with all applicable laws, rules and regulations, including applicable privacy and data security laws, as amended from time to time and guidance and other directives issued thereunder. Each party agrees that it will obtain all licenses and other governmental authorizations and approvals required for the performance of its obligations under this Agreement and will perform its obligations hereunder in accordance with all applicable federal, state and local and/or non-U.S. laws, rules and regulations now or hereafter in effect.
9.02    It is understood and agreed by the parties hereto that the performance of the Services may be subject to regulation or examination by federal and state regulatory agencies and, to the extent applicable and as required, non-U.S. regulatory agencies. BTMU and MUB each shall submit and furnish to any such agency such reports or other data as shall be required under applicable law and regulation. BTMU and MUB each shall, upon receipt of any such request and to the extent permitted by law, notify the other at least ten (10) business days prior to the required response date (unless such response date is less than ten (10) business days after the date of the request, in which case the party receiving the request shall notify the other within two (2) business days), and prior to submission of any such reports or data shall provide the other with copies of such submissions.
Article X. Confidentiality; Sharing of Information and Maintenance of Security
10.01 BTMU and MUB shall each comply with applicable laws, regulations, legally binding directives and judicial decisions regulating the use, disclosure and safeguarding of customer and consumer nonpublic personal information including, to the extent applicable, with affiliates.
10.02     BTMU and MUB shall exercise the same degree of care to maintain the confidentiality of Confidential Information, defined below, disclosed to the other party (the “Receiving Party") in connection with this Agreement that such party uses to protect its own confidential information. The Receiving Party will use the Confidential Information received from the other party (a “Disclosing Party") hereunder only for the purpose of exercising its rights and fulfilling its obligations under this Agreement unless the parties agree in writing otherwise or unless the Receiving Party is required by law or supervising regulation to disclose any Confidential Information of the Disclosing Party.
10.03 "Confidential Information" shall mean information related to the Services and this Agreement, including but not limited to all proprietary information, customer and consumer information, data, trade secrets, business information and other information of any kind whatsoever, revealed by or through the Disclosing Party to the Receiving Party in writing, orally or visually; provided, however, that "Confidential Information" does not include information that:

(a)
Is or becomes generally available to the public other than as a result of disclosure by the Receiving Party or anyone to whom the Receiving Party transmits the information (provided, however, that nonpublic personal information of individuals shall not be further disclosed);

(b)
Becomes available to the Receiving Party on a non-confidential basis from a source other than the Disclosing Party who is not, to the knowledge of Receiving Party, bound by a confidentiality agreement with the Disclosing Party;

(c)	Was known to the Receiving Party or in its possession prior to the date of disclosure by the Disclosing Party;

(d)	Is furnished by the Disclosing Party to the Receiving Party with written permission to disclose to others as specified; or

(e)	Is independently developed by the Receiving Party without reference to the Confidential Information.

10.04 If the Receiving Party becomes aware of, or reasonably suspects, a disclosure of Confidential Information that is in contravention of, or potentially inconsistent with, this Agreement, the Receiving Party shall promptly notify the Disclosing Party that such an event has occurred. The notice shall be written and transmitted securely by any of facsimile, e-mail, messenger or overnight mail, whichever method is most expeditious. The Receiving Party shall also furnish the Disclosing Party with a telephonic notice of the occurrence of such event, provided, however, that the Receiving Party's failure to furnish such telephonic notice shall not cause the Receiving Party to be deemed to be in breach of this Agreement.

Article Xl. Representations and Warranties
11.01    MUB represents and warrants that: (a) it is a national banking association, duly organized and existing under the laws of the United States, and is authorized to conduct commercial banking as well as trust business; and (b) it has and will continue to maintain any licenses needed to comply with this Agreement.

11.02    BTMU represents and warrants that: (a) it is a bank duly organized and existing under the laws of Japan; (b) it is duly licensed to conduct businesses in the respective jurisdictions in which it has offices to which MUB shall provide the Services; and (c) it has and will continue to maintain any licenses needed to comply with this Agreement; and
11.03    Each party to this Agreement hereby represents and warrants to the other that: (a) it has the full right, power and authority to enter into and perform this Agreement in accordance with all the terms, provisions, covenants and conditions hereof and that the execution and delivery of this Agreement have been duly authorized by proper corporate action; (b) the Agreement does not violate the terms of any law, regulation, or court order to which the party is subject, and is not subject to the consent or approval of any third party, which has not already been obtained as of the Effective Date; (c) this Agreement is a valid and binding obligation of the representing party, enforceable against such party in accordance with its terms; and (d) such party is not subject to any pending or threatened litigation or governmental action which could materially interfere with such party’s performance of its obligations hereunder. Each party represents and warrants to the other that it shall provide the other with prompt written notice of any action against it, including pending or threatened litigation or governmental action, that could, if successful, have a material adverse impact on the party’s ability to perform its obligations under this Agreement.
Article XIl. Affiliate Transactions Policies
BTMU and MUB each acknowledge that they each have received and reviewed copies of the affiliate transaction policy or similar policies applicable to MUB and BTMU and that this Agreement shall be subject at all times to each such policies. BTMU and MUB each represent that, to the best of their respective knowledge, this Agreement is in compliance with such policies and that they each have received any necessary internal organizational approvals for this Agreement required under such policies, evidence of which has been provided to the other party.
Article XIIl. Indemnification; Limitation of Liability
13.01    MUB shall indemnify BTMU and its directors, officers, employees and agents (each a "BTMU Indemnified Party") and hold each of them harmless from and against and defend against, any and all claims, damages, losses, penalties, expenses, costs and/or liabilities (including attorneys’ fees and court costs) related to this Agreement arising out of or attributable to the bad faith, gross negligence or willful misconduct of MUB or its employees.
13.02    BTMU shall indemnify MUB and its directors, officers, employees and agents (each a "MUB Indemnified Party") and hold each of them harmless from and against and defend against, any and all claims, damages, losses, penalties, expenses, costs and/or liabilities (including attorneys’ fees and court costs) related to this Agreement arising out of or attributable to the bad faith, gross negligence or willful misconduct of BTMU or its employees.
13.03    Each of BTMU and MUB shall use its commercially reasonable best efforts in meeting their respective obligations under this Agreement. However, neither BTMU nor MUB shall have any liability to the other for any losses that may be incurred by the other party arising out of the performance or nonperformance of any of the Services, except for such losses arising out of or attributable to the bad faith, gross negligence or willful misconduct of BTMU or MUB, respectively, or their employees, subcontractors or other representatives. For the sake of clarity, BTMU shall at all times remain responsible to pay to MUB appropriately assessed and invoiced fees and expenses related to the Services.
Article XIV. Term, Termination and Transition Support
14.01    This Agreement shall remain in effect from the Effective Date until terminated, and shall be automatically be renewed for successive one (1) year periods (each, a “Renewal Term”); provided, however, that this Agreement may be terminated at any time by either party hereto upon one hundred eighty (180) days’ prior written notice to the other party.

14.02    This Agreement or any Schedule hereunder shall be terminated:

(a)	immediately upon mutual agreement of the parties; or

(b)	by either party without cause upon one hundred eighty (180) days’ written notice to the other party.

14.03    The material breach by either party of a term or condition of this Agreement or a Schedule shall constitute an event of default (“Event of Default”). An Event of Default shall also include events under which a party becomes insolvent, bankrupt or the subject of a receivership. If such Event of Default is not cured by the defaulting party within sixty (60) days after delivery of written notice describing the Event of Default, then the nondefaulting party shall be entitled, at its sole election, to terminate this Agreement or the applicable Schedule upon not less than sixty (60) days’ written notice to the other.
14.04    If all Schedules under this Agreement have been terminated, this Agreement shall automatically terminate within sixty (60) days from the date of the termination of last remaining Schedule(s).
14.05    In the event that the Agreement or any Schedule hereunder is terminated, other than due to BTMU’s material breach, MUB agrees to provide, at BTMU’s request and at the same pricing in place as of the date of termination, transitional support services to BTMU to smoothly transition the services without interrupted services to BTMU or its designated service provider(s) for a period of up to ninety (90) days from the date of termination. The parties may mutually agree to transitional support services for a longer period.
14.06    Each party acknowledges and agrees that it is responsible for the development and maintenance of its own business continuity plans in the event of termination of this Agreement or any of its Schedules.
14.07    Termination of this Agreement for any reason shall not terminate the obligations described in this Agreement which by their nature must survive termination of this Agreement in order to achieve its fundamental purposes including, without limitation, the provisions set forth in Articles VII, VIII, IX, X, XI, XIII, XIV, XV and XXl.
Article XV.    Ownership of Work Product
BTMU shall exclusively own all Work Product, as defined herein, which shall be “works made for hire,” which is directly created through MUB’s performance of the Services on behalf of BTMU. MUB hereby assigns to BTMU all of MUB’s right, title, and interest (including copyrights, patents and patent applications) in such Work Product, whether or not they are “works made for hire.” MUB shall provide BTMU with all assistance reasonably required to perfect BTMU’s right, title and interest in such Work Product. “Work Product” refers herein as all discoveries, invention, works of authorship, documents, trade secrets, documentation, models, computer programs, design or other intellectual property and all embodiments thereof originated or prepared by MUB within the scope of the Services provided under this Agreement, whether or not prepared on BTMU’s premises. BTMU acknowledges MUB’s and its licensors’ claims of proprietary rights in preexisting works of authorship and other intellectual property which MUB uses in performing the Services contemplated under this Agreement. BTMU does not claim any right not expressly granted by this Agreement in such works or intellectual property, which shall not be Work Product, even if incorporated with Work Product in the Services MUB delivers to BTMU.

Article XVl. Notices
Any written notice required or permitted to be given to the parties hereunder shall be addressed as follows:

If to BTMU:	The Bank of Tokyo-Mitsubishi UFJ, Ltd.
Planning Division for the Americas
1251 Avenue of the Americas
New York, New York 10020-1104
Attention: Kazuo Koshi, Chief of Staff
kkoshi@us.mufg.jp

If to MUB:	MUFG Union Bank, N.A.
MUFG Americas Legal Department
1251 Avenue of the Americas
New York, New York 10020-1104
Attention: Robert Hand, Deputy General Counsel
rhand@us.mufg.jp

All written notices shall be delivered in person or shall be sent by registered or certified mail, return receipt requested, and shall be deemed effective, seventy-two (72) hours after the same is mailed as provided above with postage prepaid. Notice sent by any other method shall be effective only upon actual receipt. The parties to this Agreement, by notice in writing, may designate another representative to whom notices shall be given pursuant to this Agreement.
Article XVII. Independent Contractor Status of Parties
The relationship of BTMU and MUB to one another under this Agreement is that of independent contractor. Nothing herein contained shall be construed as constituting a partnership, joint venture or agency between the parties hereto.
Article XVIII. Assignment
This Agreement shall not be assignable in whole or in part by MUB or BTMU without the other party’s prior written consent, which shall not unreasonably be withheld, except to an affiliate or in the case of MUB, as a result of merger or other acquisition. Any attempted assignment without such consent shall be void.
Article XIX. Waiver
No term or provision hereof will be deemed waived, and no variation of terms or provisions hereof shall be deemed consented to, unless such waiver or consent shall be in writing and signed by the party against whom such waiver or consent is sought to be enforced. Any delay, waiver or omission by BTMU or MUB to exercise any right or power arising from any breach or default of the other party in any of the terms, provisions or covenants of this Agreement shall not be construed to be a waiver by BTMU or MUB of any subsequent breach or default of the same or other terms, provisions or covenants on the part of the other party.
Article XX. Successors
Subject to the restrictions on assignment contained herein, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. MUB expressly acknowledges and agrees that the rights of BTMU set forth in this Agreement shall inure to BTMU’s affiliates and other business entities under common control with BTMU.

Article XXl. Governing Law
This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without reference to its internal choice of law rules, except where and to the extent federal law is applicable.
Article XXll. Headings Not Controlling
Headings used in this Agreement are for reference purposes only and shall not be deemed a part of this Agreement.
Article XXIIl. Modification
This Agreement and its Schedules and Exhibits may not be amended or modified except in a written document signed by both parties.
Article XXIV. Severability
Should a court, arbitrator or other tribunal determine any provision of this Agreement to be illegal, unenforceable or void, this Agreement shall be enforced with respect all its other provisions (including such invalidated provisions to the maximum extent permissible under applicable law) and any such determination shall not be binding in enforcing that provision in any other form.
Article XXV. Force Majeure
Neither party shall be liable for a delay in performance or failure to perform any obligation under this Agreement to the extent such delay is due to causes beyond the control of that party and is without its fault or negligence, including, but not limited to, acts of God, labor disputes, governmental regulations or orders, civil disturbance, war conditions, fires, or due to a failure by the other party to satisfy its obligations under this Agreement.
Article XXVl. Miscellaneous
26.01    The parties hereto agree to do all things and take all actions as may be necessary or desirable to carry out the provisions of this Agreement.
26.02    This Agreement supersedes all prior agreements, documents, and other materials relating to the subject matter hereof; provided, however, that any such prior agreements, documents, or other materials shall remain in effect with respect to the periods and transactions subject thereto occurring prior to the Effective Date. In the event that any subsequent agreements, documents, and other materials relating to the Services contain provisions that conflict with those in this Agreement, such subsequent materials prevail so long as they are agreed to in writing by all the parties.

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be signed and delivered by its duly authorized officers.

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.

By:	/s/ Takashi Morimura

Name:	Takashi Morimura

Title:	Deputy President and Representative Director

MUFG UNION BANK, N.A.

By:	/s/ Michael F. Coyne

Name:	Michael F. Coyne

Title:	General Counsel

MODEL TEMPLATE
SERVICE SCHEDULE [ _]

This Service Schedule Number ___ (the “Schedule”), together with its accompanying Exhibits, is effective as of ______________ (“Schedule Effective Date”) and is fully incorporated by reference into that certain Master Services Agreement effective as of July 1, 2014 (the “Agreement”) by and between BTMU and MUB. All capitalized terms not otherwise defined herein shall have the meanings set forth in the Agreement. In the event of any conflicts between the terms of the Schedule and the Agreement, the terms of the Agreement shall control. In the event any conflict between the terms of the Schedule and its accompanying Exhibits, the terms of the Schedule shall control. This Schedule and its Exhibits may be amended in writing from time to time.

[Complete this Schedule with as much detail as is applicable]

1. Scope of the Services:

2. Detail of Service Components; Service Specifications and Deliverables:

3. Applicable Milestones and Performance Standards:

4. Management Supervision Structure and Staffing Considerations (e.g, use of Dual Officers):

5. Use of Third-Party Vendors and Consultants:

6. Systems Access and related considerations:

7. Applicable Internal Policies (e.g., Booking Policies) :

8. Special Compliance Considerations (e.g., unique JFSA requirements):

9. Reporting Requirements:

12

10. Designated Service Managers and contact information:

BTMU:

MUB:

11. Applicable Responsibility Codes:

IN WITNESS WHEREOF, each of the parties has caused this Schedule [__] to be signed and delivered by its duly authorized officers.

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.

By:	_______________________

Name:	_______________________

Title:	_______________________

MUFG UNION BANK, N.A.

By:	_______________________

Name:	_______________________

Title:	_______________________